CPS Technologies Corporation
Grant Bennett, President
111 South Worcester Street
Norton, MA 02766
Telephone: 508-222-0614
Web Site: www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES SECOND QUARTER 2008 RESULTS

Norton, Massachusetts. August 7, 2008. CPS Technologies Corporation (CPS) (OTC Bulletin Board: CPSH) today announced revenue of $4.5 million and net income of $567 thousand or $0.05 per basic and $0.04 per diluted common share for the fiscal quarter ended June 28, 2008. This compares with revenue of $3.1 million and net income of $132 thousand, or $0.01 per basic and diluted common share for the same period a year ago.

Compared to the same quarter a year ago, Q2 2008 revenues grew by 46% and net income grew by 330%. The increase in revenues came from all product families except baseplates for cellular telephone basestations which continued to decline as these specific products near their end of life. We supply components to OEMs; each of our products has a specific life cycle. The revenue growth in Q2 came primarily from products introduced 1-2 years ago which have now entered the growth phase of their product life cycles; this is particularly the case for specific flip-chip heat spreaders used in high-performance switches and routers which generated the greatest growth in Q2. Demand for baseplates used in motor controllers also increased as did demand for hermetic metal packages.

Near-term, although there will most likely be quarter-to-quarter fluctuations in revenues due to the timing of the life cycle of specific products, our product pipeline is very healthy; in Q2 2008 we continued to achieve design wins for new products in all major product families.

Looking longer term, high energy prices and concerns about the environment are resulting in increased activity worldwide in mass transit, hybrid and electric cars, alternative means of electricity generation such as wind turbines, and even increased telecommuting resulting in increased use of the internet. Our products are used in all these applications, and are enabling in many of these applications: management believes the underlying growth in these areas provides the opportunity for significant growth for the Company. For example, CPS continues to be very active in working with several first-tier automotive suppliers in the development and production qualification of motor controller baseplates for hybrid and electric vehicle applications, both trucks and cars. Meanwhile demand is increasing for motor controllers today in mass transit (trains and subway cars) and electricity-generating wind turbines.

CPS serves a portfolio of end markets with advanced material solutions, the most significant solution being metal matrix composites (MMCs). CPS has a proprietary, leading position in MMCs today, primarily providing electronics OEMs with thermal management components to increase performance and reliability.

This release may contain forward-looking statements as that term is defined in the Private Securities Reform Act of 1995. Various factors could cause actual results to differ materially from those projected in such statements.
CPS TECHNOLOGIES CORPORATION
(OTC Bulletin Board: CPSH)

	Quarters Ended
	June 28,	June 30,
	2008	2007

Revenues	$4,472,069	$3,067,042

Net Income	$566,797	$131,864

Basic earnings per basic share	$0.05	$0.01

Weighted average basic shares	12,562,508	12,546,959

Diluted earnings per diluted share	$0.04	$0.01

Weighted average diluted shares	13,219,672	13,376,040

	Six-month Periods Ended
	June 28,	June 30,
	2008	2007

Revenues	$7,887,825	$6,207,395

Net Income	$989,502	$471,829

Basic earnings per basic share	$0.08	$0.04

Weighted average basic shares	12,557,234	12,536,519

Diluted earnings per diluted share	$0.07	$0.04

Weighted average diluted shares	13,246,310	13,273,426